August 11, 1997
  PaineWebber Incorporated
  1200 Harbor Blvd.
  Weehawken, New Jersey 07087
  Ladies and Gentlemen:
  We have served as counsel for PaineWebber Incorporated as
  sponsor and depositor (the "Depositor") of The Municipal Bond
  Trust, Series 226 (hereinafter referred to as the "Trust"). The
  Depositor seeks by means of Post-Effective Amendment No. 7 to register for reoffering 8,749 Units acquired by the Depositor in the secondary market (hereinafter referred to as the "Units").
  In this regard, we have examined executed originals or copies of the following:
  (a) The Restated Certificate of Incorporation, as amended, and the By-Laws of the Depositor, as amended;
  (b) Resolutions of the Board of Directors of the Depositor adopted on December 3, 1971 relating to the Trust and the sale of the Units;
  (c)  Resolutions of the Executive Committee of the Depositor adopted on September 24, 1984;
  (d)  Powers of Attorney referred to in the Amendment;
  (e)  Post-Effective Amendment No. 7 to the Registration Statement on
       Form S-6 (File No. 33-30272) to be filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended, and the rules and
       regulations of the Commission promulgated thereunder
       (collectively, the "1933 Act") proposed to be filed on or about the date hereof (the "Amendment");
  (f) The Notification of Registration of the Trust filed with the Commission under the Investment Company Act of 1940, as amended (collectively, the "1940 Act") on Form N-8A, as
       amended;
  (g) The registration of the Trust filed with the Commission under the 1940 Act on Form N-8B-2 (File No. 811-2599), as amended;
  (h)  The prospectus included in the Amendment (the "Prospectus");
  (i)  The Standard Terms and Conditions of the Trust dated as of
       January 15, 1988, as amended, among the Depositor, Investors
       Bank & Trust Company and the First National Bank of Chicago
       (the "Co-Trustees"), as successor Co-Trustee, and Standard &
       Poor's Corporation and Kenny Information Systems, a division of
       J.J. Kenny Co., Inc. (the "Evaluator") (the "Standard Terms");
  (j) The Trust Indenture dated as of the Initial Date of Deposit, among the Depositor, the Co-Trustees and the Evaluator (the "Trust Indenture" and, collectively with the Standard Terms, the
       "Indenture and Agreement");
  (k) The form of certificate of ownership for units (the "Certificate") to be issued under the Indenture and Agreement; and
  (l)  Such other pertinent records and documents as we have deemed necessary.
       With your permission, in such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) except as specifically covered in the opinions set forth below, the due authorization, execution, and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid, and binding effect thereof on such parties; and (e)
  the absence of any evidence extrinsic to the provisions of the written agreement(s) between the parties that the parties intended a meaning contrary to that expressed by those provisions. However, we have not examined the securities deposited pursuant to the
  Indenture and Agreement (the "Securities") nor the contracts for the
  Securities.
       We express no opinion as to matters of law in jurisdictions other than the State of New York and the federal laws of the United States, except to the extent necessary to render the opinion as to the
  Depositor in paragraph (i) below with respect to Delaware law. As you know we are not licensed to practice law in the State of
  Delaware, and our opinion in paragraph (i) and (iii) as to Delaware law is based solely on review of the official statutes of the State of
  Delaware.
       Based upon such examination, and having regard for legal considerations which we deem relevant, we are of the opinion that:
  (i) The Depositor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power to conduct its business as described in the Prospectus;
  (ii) The Depositor is duly qualified as a foreign corporation and is in good standing as such within the State of New York;
  (iii)The terms and provisions of the Units conform in all material respects to the description thereof contained in the Prospectus;
  (iv) The consummation of the transactions contemplated under the
       Indenture and Agreement and the fulfillment of the terms thereof will not be in violation of the Depositor's Restated Certificate of Incorporation, as amended, or By-Laws, as amended and will not conflict with any applicable laws or regulations applicable to the Depositor in effect on the date hereof; and
  (v)  The Certificates to be issued by the Trust, when duly executed by the Depositor and the Trustee in accordance with the Indenture and Agreement, upon delivery against payment therefor as
       described in the Prospectus will constitute fractional undivided interests in the Trust enforceable against the Trust in accordance with their terms, will be entitled to the benefits of the Indenture and Agreement and will be fully paid and non-assessable.
  Our opinion that any document is valid, binding, or enforceable in accordance with its terms is qualified as to:
  (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally;
  (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and
  (c) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
       We hereby represent that the Amendment contains no disclosure which would render it ineligible to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 of the
  Commission.
       We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name wherever it appears in the Amendment and the Prospectus.
  Very truly yours,
/s/ CARTER, LEDYARD & MILBURN